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                                                                    Exhibit 99-2

Contact:  Kenneth Julian (Media)             Eugene Truett (Analysts)
          (717) 730-3683                     (717) 975-5677
          kjulian@harsco.com                 etruett@harsco.com


FOR IMMEDIATE RELEASE
---------------------

             HARSCO OBTAINS MOWLEM SHAREHOLDER APPROVAL TO SGB GROUP
          ACQUISITION OFFER; HARSCO DECLARES OFFER UNCONDITIONAL AS TO
                                   ACCEPTANCES

         HARRISBURG, PA (June 9, 2000) . . . Harsco Corporation (NYSE: HSC) announced today that the shareholders of UK-based John Mowlem & Company PLC have approved the acceptance of Harsco's offer for Mowlem's 50.96 percent holding in SGB Group, one of Europe's largest suppliers of scaffolding, forming and related access products and services. Harsco said it is now declaring its offer for the remaining issued shares of SGB to be unconditional as to acceptances.

         Harsco Chairman and CEO Derek C. Hathaway said, "We are pleased by this result, and hope that the remaining SGB shareholders will also accept our offer shortly. We look forward to working with the SGB team to build a mutually successful future."

         Harsco is offering 250 pence (approximately $3.77) in cash per SGB share. Harsco said that regulatory approvals for the acquisition have been obtained in the US and Germany, and that approvals from British and Dutch authorities are expected to be obtained shortly. Harsco expects to make its offer wholly unconditional after these approvals are obtained.

         The proposed acquisition, the largest in Harsco's history, will significantly advance Harsco's strategic growth in its services-related businesses. Following the transaction, Harsco expects that services-related revenues will account for approximately 60 percent of the company's total revenues on a pro-forma basis.

         Harsco Corporation is a $1.7 billion multinational provider of services and products serving strategic worldwide markets from more than 300 locations in over 30 countries. Additional information about Harsco can be found at www.harsco.com.


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         Harsco notes that forward-looking statements in this announcement involve risks and uncertainties. Actual results could differ materially from the expectations or assumptions expressed or implied herein. Factors which could affect actual results include changes in the worldwide business environment in which the Company operates; changes in governmental laws and regulations, including taxes; market and competitive changes, particularly in the steel producing, industrial gas, and infrastructure industries which the Company serves; and other factors listed from time to time in the Company's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.

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